EXHIBIT 99.1

DEAN FOODS COMPANY COMPLETES
ACQUISITION OF HORIZON ORGANIC HOLDING CORPORATION

Dean Foods Committed to Future Growth of
#1 Organic Milk, Dairy and Juice Brand in the United States
and #1 Organic Milk Brand in the United Kingdom

     DALLAS and BOULDER, CO, January 5, 2003 – Dean Foods Company (NYSE: DF) announced today the completion of the acquisition of Horizon Organic Holding Corporation (NASDAQ: HCOW). Dean Foods acquired the 87% equity interest in Horizon Organic it did not already own for approximately $216 million in cash, or $24 per share, and the assumption of approximately $40 million in debt.

     Horizon Organic markets the leading brand of certified organic foods in the United States and the leading brand of certified organic milk in both the United States and the United Kingdom. Horizon Organic’s product line in the United States includes organic milk, a full line of organic dairy products and organic juices, pudding, fruit jels and eggs. In the U.K., the company markets organic milk, yogurt and butter under the Rachel’s Organic brand.

     “We are extremely pleased to complete the acquisition of Horizon Organic, the number one organic milk and dairy brand in the country,” said Gregg Engles, Chairman and Chief Executive Officer of Dean Foods. “We remain committed to the growth of healthy, better-for-you products and will build upon Horizon Organic’s passion and commitment to organic foods.”

     “We are very excited about closing the transaction and the opportunities ahead for Horizon Organic as a partner with Dean Foods. We look forward to accelerating our growth and strengthening the leadership position and leveraging Dean Foods’ substantial processing, distribution and marketing resources,” said Chuck Marcy, President and Chief Executive Officer of Horizon Organic. “We are confident that this combination will ensure the future growth and extension of both the Horizon Organic and Rachel’s Organic brands.”

About Horizon Organic

     Horizon Organic Holding Corporation markets the leading brand of certified organic foods in the U.S. and the leading certified brand of organic milk in both the U.S. and the U.K. In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices. In the U.K., the Company markets organic yogurt, milk and butter under the Rachel’s Organic brand. For more information, please visit the Company’s web site at www.horizonorganic.com.

About Dean Foods

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressings and soy milk. The company is also a leading supplier of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plants in 36 U.S. states and Spain, and employs approximately 28,000 people.

Note on Forward Looking Statements: Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating generally to the Dean Food’s ability to profit from the Horizon Organic acquisition and to grow the Horizon Organic® and Rachel’s Organic® brands as expected. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Dean Foods’ ability to profit from its branding initiatives will depend on a number of factors, including primarily customer acceptance of Horizon Organic’s products. The forward-looking statements in this press release speak only as of the date of this release. Dean Foods expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Dean Foods	Cory M. Olson SVP and Treasurer (214) 303-3645	P.I. Aquino Assistant Treasurer (214) 303-3437

Horizon Organic	Tom Briggs SVP and Chief Financial Officer 303.530.2711 x 230	Jennifer J. Matuschek Director of Investor Relations 303.530.2711 x178

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